Exhibit 99
                                                 CONTACT:
                                                         William H. Parke
                                                         (847) 286-5998
                                                 FOR IMMEDIATE RELEASE:
                                                         October 16, 1997

                    SEARS REPORTS THIRD QUARTER RESULTS
Excluding Unusual Items, Earnings Per Share Increased 11.8 Percent to $0.76
    Credit Card Loss Provision Up 85 Percent; Earnings Outlook Revised

        HOFFMAN ESTATES, ILL. -- Sears, Roebuck and Co. today reported third-quarter 1997 net income of $353 million, or $0.89 per common share.
Quarterly results include a charge for the cost of converting Western Auto operations to the new Parts America format and a one-time gain for the recently announced change in current associates' post-retirement life insurance benefits. These items, in addition to the positive impact from the adoption of the new accounting standard for credit card securitizations (SFAS No. 125), increased net income by
$52 million.
        Excluding the impact of these items, third-quarter net income was
$301 million, an increase of 11.8 percent per common share to $0.76, versus $279 million, or $0.68 per common share, in the third quarter of 1996.
        Net income for the first nine months was $652 million, or $1.64 per common share. Excluding the impact of noncomparable items, net income for the first nine months of 1997 was $791 million, an increase of 16.4 percent per common share to $1.99, versus $704 million, or $1.71 per common share, in the prior year period.
        Third-quarter 1997 revenues were $9.83 billion, an 8.4 percent improvement over revenues of $9.07 billion in the third quarter of 1996. For the first nine months of 1997, revenues were $28.32 billion, an 8.1 percent increase over revenues of $26.19 billion in the 1996 period.
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        "We are extremely pleased with the performance of Sears Canada which, due to its past cost cutting initiatives, is well positioned to convert revenue increases to the bottom line," said Chairman and Chief Executive Officer Arthur C. Martinez. "Domestically, our home services and direct response businesses both delivered profit improvements in excess of 20 percent.
On the retail side, sales increases were below plan levels due largely to unseasonable weather, and our credit business experienced a significant increase in charge-offs."

Domestic Operations
        Third-quarter income from domestic operations increased 18.5 percent to $346 million, from $292 million in the third quarter of 1996. The quarter was positively impacted by the adoption of SFAS No. 125 and the change in post-retirement life insurance benefits which resulted in after-tax gains of $38 million and $37 million, respectively, partially offset by the after-tax charge of $23 million for the conversion to Parts America. Excluding the impact of these items, third-quarter income from domestic operations was $294 million versus $292 million in the prior-year period.
        For the first nine months of 1997, income from domestic operations was $686 million. Excluding the impact of noncomparable items, income from domestic operations for the first nine months of 1997 was $789 million, up
6.0 percent from $745 million in the prior-year period.
        Third quarter domestic operations revenues were $9.04 billion, a 9.1 percent increase over $8.28 billion in the 1996 period. The improvement was driven by a 7.1 percent increase in domestic retail revenues, benefiting from a comparable store sale increase of 2.2 percent and the addition of new off-the-mall stores, and a 19.0 percent increase in credit revenues.
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        Nine month revenues for domestic operations were $25.98 billion, an
8.6 percent increase from revenues of $23.93 billion for the same period in
1996.
        Domestic gross margin as a percentage of merchandise sales and services in the third quarter of 1997 decreased to 25.8 percent from 26.1 percent in the comparable 1996 period, principally due to the charge for converting Western Auto to the Parts America format. Excluding the impact of the charge for Parts America conversions, Sears gross margin declined slightly from the comparable prior year period.
        Domestic operations selling and administrative expense as a percentage of revenues improved to 19.9 percent in the third quarter of 1997 from 20.9 percent in the third quarter of 1996. Selling and administrative expense was favorably impacted by the change in associate benefits and the adoption of SFAS No. 125, partially offset by the charge for converting Western Auto to the Parts America format. Excluding these items, selling and administrative expense as a percentage of revenues improved to 20.5 percent from 20.9 percent due to the continued emphasis on cost control.
        Depreciation expense for domestic operations increased $24 million, or 15.5 percent to $179 million in the third quarter of 1997, primarily due to the capital improvement program in progress to modernize and expand selling space in full-line stores and grow the off-the-mall businesses.
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        Domestic credit revenues increased 19.0 percent in the third quarter from the same period a year ago. The increase is due to higher receivable balances and increased late fees as new pricing initiatives took effect, partially offset by the effects of SFAS No. 125. Net interest margin, which includes credit finance charges and late fees, increased $259 million in the third quarter on a pre-SFAS No. 125 basis. The improvement is attributable to the strong revenue performance coupled with reduced funding rates.
        In the third quarter of 1997, the domestic provision for uncollectible accounts was
$393 million, a 44.6 percent increase from $272 million in the third quarter of 1996. The provision includes a $40 million addition to the bad debt reserve. Excluding the impact of SFAS No. 125, the provision for uncollectible accounts would have been $503 million, an increase of $231 million or 85.2 percent over the prior-year period. The increase in the provision reflects the continuing trend of increased delinquencies and bankruptcies discussed below, growth in the credit card receivables portfolio and a reduced rate of debt reaffirmations.
International Operations
        International operations in the third quarter of 1997 include only Sears interest in
55 percent of Sears Canada as a result of the sale in the first quarter of Sears controlling interest in Sears Mexico. International operations posted third quarter income of $7 million, compared with a loss of $13 million in 1996. The improvement is primarily attributable to strong revenue growth and substantial gains in gross margin from the same period a year ago.
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        For the year-to-date period, international operations posted a loss of $34 million as compared to a loss of $41 million for same period a year ago. In the first quarter of 1997, Sears recorded an after-tax loss of $36 million on the sale of its controlling interest in Sears Mexico.
Outlook
        "While we are relatively pleased with Sears performance year-to-date, as we enter the fourth quarter we are concerned about the adverse trends in
our credit card business.   As a result, it is unlikely we will be able to
achieve our goal of mid-teens earnings growth in the fourth quarter of 1997," Martinez said. "Sears continues to experience an increase in the rate of delinquencies and charge-offs while a number of other credit card issuers have recently reported a flattening in their charge-off rates. If our delinquency and charge-off trends continue, the resulting increases in the provision for uncollectible accounts could have a significant adverse effect on the company's overall operating results in future periods. We are taking steps to mitigate the effect of these trends on earnings, and are assessing their expected magnitude and duration.
        "As we enter the important holiday shopping season, we believe our retail businesses are well positioned to provide our customers with the right merchandise mix, in-stock levels and service, supported by the strongest advertising and merchandising program in our company's history," said Martinez.
        Through its network of 826 full-line Stores and more than 2,500 off-the-mall stores, Sears provides apparel, home and automotive products and related services for families throughout
America, serving more than 50 million households.
                                #  #  #  #

                         SUPPLEMENTAL INFORMATION

1997 results were impacted by the following items:
Adoption of New Accounting Standard

The Company adopted Statement of Financial Accounting Standard (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective January 1, 1997. This statement provides consistent guidance for distinguishing transfers of financial assets (securitizations) that are sales from transfers that are secured borrowings. SFAS No. 125 requires the Company to recognize gains on securitizations which qualify as sales. The statement also indicates that an allowance for uncollectible accounts should not be maintained for receivables which are sold (securitized). Implementation of SFAS No. 125 increased 1997 third quarter net income by $38 million and reduced reported credit revenues, selling and administrative expense and the provision for uncollectibles by $79 million, $31 million and $110 million, respectively. For the nine-month period, SFAS No. 125 increased net income by $112 million and reduced reported credit revenues, selling and administrative expense and the provision for uncollectibles by $190 million, $92 million and $281 million, respectively.

Sale of Mexico

In April 1997, the Company completed the sale of 60 percent of the outstanding shares of Sears, Roebuck de Mexico, S.A. de C.V. ("Sears Mexico") to Grupo Carso S.A. de C.V. for cash proceeds of $103 million. The sale was recorded in the first quarter resulting in a pretax loss of $21 million and tax expense of $15 million for an after-tax loss of $36 million. The transaction reduced the Company's ownership in Sears Mexico to 15.5 percent.

Sale of Advantis

In June 1997, the Company sold its 30 percent equity interest in Advantis, a joint venture between IBM and the Company, to IBM for $450 million. After contractually required distributions to third parties, the transaction resulted in cash proceeds of $276 million, a pretax gain of $150 million and an after-tax gain of $91 million, or $.23 per share.

Reaffirmation Charges

During the second quarter, Sears reached comprehensive agreements with debtor class action plaintiffs and Attorneys General in all 50 states relating to certain reaffirmation agreements with the Company's bankrupt credit-card holders that were not filed from 1979 through April 1, 1997. Under theses agreements, the Company will use its best efforts to identify all debtors with unfiled reaffirmation agreements during the period and remit to them all amounts paid pursuant to such agreements plus interest at 10 percent, and write off any remaining balances related to non-filed reaffirmation agreements. In addition, the Company will provide a fund of $25 million to be distributed to the debtors participating in the settlement.

In the second quarter the Company recorded a pretax charge or $475 million ($320 million after-tax) for the estimated cost of the settlement of this matter, including related other expenses. Such an estimate is based on assumptions as to the ultimate outcome of future events and uncertainties. Actual results could differ from the estimate.

Parts America Conversion

In August 1997, the Company announced its intention to accelerate its plan to convert Western Auto operations to the new Parts America format. In 1997, more than 200 Western Auto stores will be converted to the new Parts America format and 69 Western Auto stores in 19 markets will be closed due to local market factors. By year end, the Company will have completed its conversion to the parts-only format consisting of approximately 600 domestic Parts America stores. Third-quarter results included a charge of $23 million, or $0.06 per share, related to this initiative.

Post Retirement Life Insurance

In September 1997, changes to the post-retirement life insurance benefit plan were announced by the Company. Life insurance benefits will be eliminated for all active associates not retired by December 31, 1997 and the maximum death benefit for current retirees will be reduced over a 10 year period. This plan change resulted in a one-time gain of $37 million, or $0.09 per share, recorded in the third quarter.

                                           Impact of Noncomparable Items

                                            Third Quarter            Nine Months
(millions, except                        ______________________   ____________________
per common share)                        $               EPS      $               EPS
1997 Reported Net Income                 $353            $0.89    $652            $1.64

Noncomparable Items:
   SFAS No. 125 Acctg. Change              38             0.10     112             0.28
   Parts America Conversion              ( 23)           (0.06)    (23)           (0.06)
   Post Retirement Life Insurance          37             0.09      37             0.09
   Sale of Sears Mexico                    -               -       (36)           (0.09)
   Sale of Advantis                        -               -        91             0.23
   Reaffirmation Charges                   -               -      (320)           (0.80)
                                         _____           ____     _____           ______
                                           52            0.13     (139)           (0.35)
1997 Adjusted Net Income                 $301            $0.76    $791            $1.99

1996 Net Income                          $279            $0.68    $704            $1.71

Percent Change                           8.0%            11.8%    12.3%           16.4%


SEARS, ROEBUCK AND CO. CONSOLIDATED INCOME

                                                 Three Months Ended
(millions, except per                         Sept. 27,   Sept. 28,  Percent
  common share data)                           1997          1996    Change
Revenues
 Merchandise sales and services             $ 8,545         $7,965    7.3
Credit revenues                               1,283          1,102   16.4
          Total revenues                      9,828          9,067    8.4

Costs and expenses
 Cost of sales, buying and occupancy          6,337          5,903    7.3
 Selling and administrative                   1,978          1,933    2.4
 Depreciation and amortization                  192            173   11.0
 Provision for uncollectible accounts            401           286   40.1
 Interest                                       328            326    0.8
 Reaffirmation charges                             -            -      -
          Total costs and expenses              9,236        8,621    7.1

Operating income                                  592          446   32.6
 Other income (loss), net                          (5)          17      -

Income before income taxes                        587          463   26.7

Income taxes                                      234          184   26.6

Net income                                    $   353      $   279   26.5

Net income consists of:
 Domestic operations                          $   346      $   292   18.5
 International operations                           7          (13)     -

Net income                                    $   353      $   279   26.5

Earnings per common share, after
  allowing for dividends on preferred shares  $  0.89      $  0.68   30.9

Average common and common
equivalent shares outstanding                   398.5        398.4

SEARS, ROEBUCK AND CO. CONSOLIDATED INCOME

                                                 Nine Months Ended
(millions, except per                         Sept. 27,    Sept. 28,   Percent
  common share data)                            1997         1996      Change
Revenues
 Merchandise sales and services               $24,667       $22,929      7.6
 Credit revenues                                3,654         3,265     11.9
          Total revenues                       28,321        26,194      8.1

Costs and expenses
 Cost of sales, buying and occupancy           18,314        17,098      7.1
 Selling and administrative                     5,868         5,659      3.7
 Depreciation and amortization                    575           502     14.5
 Provision for uncollectible accounts             998           794     25.7
 Interest                                       1,021         1,013      0.8
 Reaffirmation charges                            475            -        -
         Total costs and expenses              27,251        25,066      8.7

Operating income                                1,070         1,128     (5.2)
 Other income (loss), net                         124            44       -

Income before income taxes                      1,194         1,172      1.9

Income taxes                                      542           468     15.7

Net income                                    $   652       $   704     (7.4)

Net income consists of:
  Domestic operations                         $   686       $   745     (7.9)
  International operations                        (34)          (41)      -

Net income                                    $   652       $   704     (7.4)

Earnings per common share, after
  allowing for dividends on preferred shares  $  1.64       $  1.71     (4.1)

Average common and common
  equivalent shares outstanding                 398.3         399.3


SEARS, ROEBUCK AND CO. DOMESTIC OPERATIONS INFORMATION

                                                         Three Months Ended
                                                  ______________________________
                                                 Sept. 27,        Sept. 28,       Percent
(millions, except number of stores)                 1997            1996          Change
Revenues
 Merchandise sales and services                  $ 7,819        $ 7,258             7.7
 Credit revenues
   Gross finance charges and other revenues        1,323          1,115            18.6
   Funding costs on securitized receivables         (101)           (89)           14.3
   Total credit revenues                           1,222          1,026            19.0

     Total revenues                                9,041          8,284             9.1

Costs and expenses
 Cost of sales, buying and occupancy               5,802          5,363             8.2
 Selling and administrative                        1,796          1,731             3.7
 Depreciation and amortization                       179            155            15.5
 Provision for uncollectible accounts                393            272            44.6
 Interest                                            303            285             6.5
 Reaffirmation charges                                -              -               -
                                                  _______         _______         ________
        Total costs and expenses                   8,473          7,806             8.5

Operating income - Domestic operations           $   568          $ 478            18.8

Comparable store sales increase                      2.2%           3.8%

Gross margin ratio                                  25.8%          26.1%

Selling and administrative expense ratio            19.9%          20.9%

Pretax LIFO charge                                $    6          $  22


SEARS, ROEBUCK AND CO. DOMESTIC OPERATIONS INFORMATION

                                                          Nine Months Ended
                                                 ________________________________
                                                  Sept. 27,    Sept. 28,     Percent
(millions, except number of stores)                 1997         1996        Change
Revenues
 Merchandise sales and services                    $22,536      $20,905        7.8
 Credit revenues
   Gross finance charges and other revenues          3,764        3,272       15.0
   Funding costs on securitized receivables           (315)        (251)      25.3
     Total credit revenues                           3,449        3,021       14.1

       Total revenues                               25,985       23,926        8.6

Costs and expenses
 Cost of sales, buying and occupancy                16,729       15,529        7.7
 Selling and administrative                          5,328        5,103        4.4
 Depreciation and amortization                         531          451       17.6
 Provision for uncollectible accounts                  970          753       28.8
 Interest                                              930          880        5.7
 Reaffirmation charges                                 475           -          -
       Total costs and expenses                     24,963       22,716        9.9

Operating income - Domestic operations             $ 1,022      $ 1,210      (15.5)

Comparable store sales increase                        2.4%         5.9%

Gross margin ratio                                    25.8%        25.7%

Selling and administrative expense ratio              20.5%        21.3%

Pretax LIFO charge                                 $    30      $    46

Domestic inventories - FIFO                        $ 5,900      $ 5,573
                     - LIFO                        $ 5,140      $ 4,825

                                                          Balances At
                                                     Sept. 27,      Sept. 28,
                                                       1997           1996
Domestic credit receivables:
Gross credit card receivables                         $26,998        $24,619
Receivable balances sold                               (6,996)        (5,323)
Owned credit card receivables                         $20,002        $19,296


                                               Dec. 28,                      Sept. 27,
Domestic merchandising stores:                  1996      Opened    Closed     1997
 Full-line stores                               821         7           (2)      826
 All other formats                            2,550       199         (158)    2,591
     Total                                    3,371       206         (160)    3,417
    Gross square feet                           146.2       3.8         (2.0)    148.0